UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005

BTU INTERNATIONAL, INC.
(Exact name of registrant as specified in its chapter)

Delaware	0-17297	04-2781248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Esquire Road, N. Billerica, Massachusetts	01862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 667-4111

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
SIGNATURES

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On December 7, 2005, each of Thomas P. Kealy, Vice President, Chief Accounting Officer and Corporate Controller, James M. Griffin, Vice President, Global Sales and Service, and Thomas F. Nash, Vice President, Global Operations and Marketing (each, the “Executive”), executed an agreement (each, an “Agreement” and together the “Agreements”) with BTU International, Inc. (the “Company”). These Agreements were not entered into in response to a specific takeover proposal from a third party or in light of any merger discussions. The Agreements provide as follows:
•	In the event that the Company terminates the Executive’s employment other than for cause (as defined in the Agreement), the Company will continue to pay the Executive for up to 12 months, will continue to contribute to the premium cost of the Executive’s medical and dental coverage during this period, and will pay a pro rata portion of the Executive’s bonus for the year of termination.

•	In the event that within one year of a change in control (as defined in the Agreement) the Company terminates the Executive’s employment other than for cause or the Executive terminates his employment for good reason (as defined in the Agreement), the Company will make a lump-sum payment to the Executive equal to twelve (12) months of the Executive’s base salary and a pro rata bonus. In addition, for twelve (12) months following the date of termination, the Company will continue to contribute to the premium cost of the Executive’s medical and dental coverage.

•	If a change of control occurs, and (i) the Executive remains employed by the Company on the date that is six months thereafter or (ii) the Company terminates the Executive’s employment other than for cause before six months thereafter, the Company will provide the Executive with either (A) a cash payment equal to the value of 10,000 shares of the Company’s common stock at the time of the change of control or (B) at the Company’s option, if the Company is the surviving corporation, 10,000 shares of the Company’s common stock.

•	Executive also agrees to comply with certain confidentiality, standstill, and non-solicit covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BTU INTERNATIONAL, INC. (Registrant)
Date: December 9, 2005	By:	/s/ THOMAS P. KEALY
		Name:	Thomas P. Kealy
		Title:	Vice President, Chief Accounting Officer, and Corporate Controller